Amendment no. 1 to DISTRIBUTION SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO DISTRIBUTION SERVICES AGREEMENT (this “Amendment”), is made this 15th day of December, 2021 (the “Amendment Effective Date”), by and between Rayliant Investment Research, doing business as “Rayliant Asset Management” (the “Adviser”), and SEI Investments Distribution Co. (“SIDCO”).

WHEREAS:

A.	The Adviser and SIDCO entered into a Distribution Services Agreement dated as of December 23, 2020 (the “Agreement”), pursuant to which, among other things, SIDCO agreed to provide certain distribution related services on behalf of the Rayliant Quantamental China Equity ETF (the “Initial ETF”), an exchange traded fund within the Advisers’ Inner Circle Fund III (the “Trust”); and

B.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	New Schedule D (ETFs). A new Schedule D (ETFs) is hereby added to the Agreement, which Schedule D shall include a list of all exchange Traded Funds (each, an “ETF” including the Initial ETF and together, the ETFs”) for which SIDCO performs the Services hereunder. The new Schedule D (ETFs) is attached hereto as Attachment 1.

3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Adviser and SIDCO, and each of their respective permitted successors and assigns.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

RAYLIANT INVESTMENT RESEARCH	SEI INVESTMENTS DISTRIBUTION CO.

By:		By:
Name:	Matthew A. Bowers	Name:	Maxine J. Chou
Title:	General Counsel	Title:	CFO & COO

Attachment 1

Schedule D

ETFs

Rayliant Quantamental China Equity ETF

Rayliant Quantitative Developed Market Equity ETF

Rayliant Quantamental Emerging Market Equity ETF